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                                                                   EXHIBIT 23.2


                         Independent Auditors' Consent

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-72179) pertaining to the Prodigy Communications Corporation 1999 Employee Stock Purchase Plan, the Registration Statement (Form S-8 No. 333-72181) pertaining to the Prodigy Communications Corporation 1999 Outside Director Stock Option Plan and the Registration Statement (Form S-8 No. 333-72183) pertaining to the Prodigy Communications Corporation 1996 Stock Option Plan of our report dated February 23, 1999 (March 11, 1999 as to the last paragraph in Note 12), with respect to the 1998 and 1997 consolidated financial statements of FlashNet Communications, Inc. incorporated by reference in Prodigy Communications Corporation's Current Report on Form 8-K.



Deloitte & Touche, LLP
Fort Worth, Texas
June 12, 2000